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                                                                    EXHIBIT 11.1



             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                        PRIMARY AND FULLY DILATED BASIS



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
                                               FOR THE MONTHS ENDED                    FOR THE MONTHS ENDED
                                                   SEPTEMBER 30,                           SEPTEMBER 30,
                                              1997                1996               1997                1996
                                       ------------------  ------------------  -----------------  ------------------
Net Income                                  $569,580            $ 94,183           $888,091            $425,177

Weighted average shares outstanding          706,354             704,854            705,431             704,854

Earnings per share                          $   0.81            $   0.13           $   1.26            $   0.60
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